EXHIBIT 99.1

Contact at 214-432-2000 Michael R. Haack President and CEO D. Craig Kesler Executive Vice President and CFO Alex Haddock Senior Vice President

News For Immediate Release

EAGLE MATERIALS ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2025 RESULTS

Achieved Record Annual Revenue

Made Considerable Progress on Growth Initiatives

Maintained Flexible Capital Structure to Support Continued Growth and Disciplined Capital Allocation

DALLAS, TX (May 20, 2025) Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2025 and the fiscal fourth quarter ended March 31, 2025. Notable items for the fiscal year and quarter are highlighted below. (Unless otherwise noted, all comparisons are with the prior fiscal year or prior year’s fiscal fourth quarter, as applicable.)

Full Year Fiscal 2025 Highlights

•	Record Revenue of $2.3 billion, up slightly from the prior year

•	Net Earnings of $463.4 million, down 3%

•	Record net earnings per diluted share of $13.77, up 1%

•	Adjusted net earnings per diluted share (Adjusted EPS) of $13.94, up 2%

•	Adjusted EPS is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6

•	Adjusted EBITDA of $816.7 million, down 2%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased 1.2 million shares of Eagle’s common stock for $298 million

Fourth Quarter Fiscal 2025 Highlights

•	Revenue of $470.2 million, down 1%

•	Net earnings of $66.5 million, down 14%

•	Net earnings per diluted share of $2.00, down 11%

•	Adjusted net earnings per diluted share (Adjusted EPS) of $2.08, down 7%

•	Adjusted EPS is a non-GAAP financial measure calculated by excluding non-routine items in the manner described in Attachment 6

•	Adjusted EBITDA of $141.2 million, down 9%

•	Adjusted EBITDA is a non-GAAP financial measure calculated by excluding non-routine items and certain non-cash expenses in the manner described in Attachment 6

•	Repurchased approximately 418,000 shares of Eagle’s common stock for $97 million

Commenting on the annual results, Michael Haack, President and CEO, said, “We are pleased to report another year of strong financial, strategic, and operational performance at Eagle. In fiscal 2025, we generated record revenue of $2.3 billion and gross profit margin of 29.8%, continued to advance our long-term growth and value-creation strategies, and achieved important milestones in employee health and safety. In addition, we returned $332 million of cash to shareholders through share repurchases and dividends and maintained our balance sheet strength, ending the year with debt of $1.2 billion and a net leverage ratio (net debt to Adjusted EBITDA) of 1.5x.” (Net debt is a non-GAAP financial measure calculated by subtracting cash and cash equivalents from debt as described in Attachment 6).

“On the strategic front, we expanded operationally within our existing geographic footprint and improved our ability to service customers in our growing markets. We completed the acquisition of two pure-play aggregates businesses – one in Kentucky and the other in Western Pennsylvania – for a combined investment of $175 million; began construction and made significant progress in expanding and modernizing our Wyoming cement plant; and started up a 500,000 ton slag-cement facility in Houston, which is operated through our Texas Lehigh Cement Company 50/50 joint venture. Last week, we announced a $330 million investment to modernize and expand our Duke, OK Gypsum Wallboard plant, which we expect will increase the annual plant capacity by 300 million square feet (mmsf), or 25%, lower the plant’s operating cost, and take advantage of our nearby, low-cost natural gypsum reserves. Construction is expected to begin soon with startup scheduled for the second half of calendar year 2027.”

“Employee health, safety, and environmental stewardship remain paramount objectives, and I’m very proud of our team’s efforts and results in these areas. In fiscal 2025, our safety performance continued to outpace the industry average, and our total recordable incident rate (TRIR) was the lowest since we began tracking this lagging indicator. More importantly, we had a 25% increase in hazard observation reporting, which is the most useful leading indicator to prevent incidents. As always, we continue to strive for zero safety incidents. We also invested in several projects that we expect will reduce the environmental impact of certain of our facilities and deliver meaningful economic benefits, most notably a project designed to reduce the water consumption of our Lawton, Oklahoma papermill by 50%.”

With respect to fourth quarter results, Mr. Haack said, “Our fourth quarter financial results reflect the impact of adverse weather on our Cement and Concrete and Aggregates businesses in the first two months of calendar 2025, with February being the most affected compared with the prior year. Fourth quarter results were also affected by higher production costs as we pulled forward the annual maintenance outage at our Texas Lehigh cement facility and experienced weather-related production interruptions at other facilities.”

Mr. Haack concluded, “Despite the recent volatility in the capital markets due to changing trade and fiscal policies, we remain optimistic about our business and focused on continuing to position Eagle for sustained performance through various economic cycles and uncertain times. Our financial strength and flexibility should continue to drive shareholder returns through shifting macroeconomic conditions.”

Capital Allocation Priorities

Eagle seeks to maintain a disciplined capital allocation process to enhance shareholder value. Our allocation priorities remain: 1. Investing in growth opportunities that are consistent with our strategic priorities and meet our strict financial return standards; 2. Making operating capital investments to maintain and strengthen our low-cost producer position; and 3. Returning excess cash to shareholders, primarily through our share repurchase program.

Over the past five fiscal years, we have invested $388 million in acquisitions, $546 million in organic capital expenditures, and $1.8 billion in share repurchases and dividends.

Segment Financial Results

Heavy Materials: Cement, Concrete and Aggregates

Fiscal 2025 revenue in the Heavy Materials sector, which includes Cement, Concrete and Aggregates, as well as Joint Venture and intersegment Cement revenue, was down 2% to $1.4 billion, and annual operating earnings decreased 11% to $310.7 million. Both declines were due primarily to lower sales volume, which was partially offset by higher Cement net sales prices.

Fiscal 2025 Cement revenue, including Joint Venture and intersegment revenue, was down 2% to $1.2 billion, and Cement operating earnings declined 6% to $319.5 million. These declines reflect lower Cement sales volume, partially offset by higher net sales prices. While average annual net Cement sales price for the year increased 4% to $156.67 per ton, annual Cement sales volume was down 5% to 6.9 million tons.

Fourth quarter Cement revenue, including Joint Venture and intersegment revenue, was down 6% to $214.0 million, reflecting lower sales volume, partially offset by higher Cement sales prices. Operating earnings declined 26% to $27.6 million, reflecting lower sales volume and higher operating costs, namely approximately $10 million in maintenance costs, partially offset by higher net sales prices. Our Joint Venture pulled forward its annual maintenance outage from April to March this year and started up a new cement slag facility in Houston during the winter, which will extend our ability to meet the demand needs of our customers in a fast-growing market. The combined impact from the timing change of the annual outage and the commissioning costs for the new facility affected our Joint Venture results by approximately $4 million.

The average net Cement sales price for the quarter increased 2% to $157.62 per ton. Quarterly Cement sales volume was down 6% to 1.2 million tons, primarily because of adverse weather conditions, particularly in February.

Fiscal 2025 Concrete and Aggregates revenue declined 1% to $237.7 million, as a result of lower sales volume, which was partially offset by higher sales prices. The acquired aggregates businesses in Kentucky (completed in August 2024) and Western Pennsylvania (completed in January 2025) contributed approximately $11.6 million of revenue during fiscal 2025. Concrete and Aggregates reported an operating loss of $8.8 million in fiscal 2025. The loss was due to lower sales volume and the $2.5 million impact of selling acquired inventory after its markup to fair value as part of acquisition accounting.

Fourth quarter Concrete and Aggregates revenue was $54.3 million, an increase of 12%, driven by higher Aggregates sales volume and the contribution of $6.7 million from the two acquired aggregates businesses. The fourth quarter operating loss of $9.4 million, resulted from lower Concrete sales volume due to difficult weather conditions during the quarter and the $1.9 million impact of selling acquired inventory after its markup to fair value as part of acquisition accounting.

Light Materials: Gypsum Wallboard and Recycled Paperboard

Fiscal 2025 revenue in the Light Materials sector, which includes Gypsum Wallboard and Recycled Paperboard, increased 3% to $969.2 million, driven by record Recycled Paperboard sales volume and higher Gypsum Wallboard and Recycled Paperboard net sales prices. Gypsum Wallboard annual sales volume was 3.0 billion square feet (BSF) up slightly from the prior year, and the average net sales price was up 1% to $236.04 per MSF. Recycled Paperboard annual sales volume was up 5% to 350,000 tons.

Fiscal 2025 Light Materials operating earnings were $388.8 million, an increase of 6%, driven principally by higher Gypsum Wallboard and Recycled Paperboard net sales prices and lower operating costs, namely lower energy and freight costs over the fiscal year.

Fourth quarter Light Materials revenue declined 1% to $235.2 million, reflecting lower Gypsum Wallboard sales volume, which decreased 3% to 722 million square feet (MMSF), while the average net sales price was down slightly to $231.54 per MSF. Sequentially, the Gypsum Wallboard net sales price was down 2%, primarily because of increased freight costs in the quarter.

Recycled Paperboard sales volume for the quarter was down 2% to 84,000 tons. The average Recycled Paperboard net sales price for the fourth quarter was $595.69 per ton, up 5%, consistent with the pricing provisions in our long-term sales agreements that factor in changes to input costs.

Fourth quarter operating earnings in the sector were $90.7 million, a decrease of 2%, reflecting lower Gypsum Wallboard and Recycled Paperboard sales volume.

Corporate General and Administrative Expenses

Fiscal 2025 Corporate General and Administrative Expenses increased by approximately 24% compared with the prior year. The increase was primarily related to higher information technology spending of $3.2 million for ongoing technology upgrades to our enterprise resource planning systems, and $3.8 million of costs associated with business-development and transaction-related activities, primarily related to the acquisitions of the Kentucky and Western Pennsylvania aggregates operations.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the Joint Venture). We use the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenue and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenue as a part of a segment’s total revenue. Intersegment sales are eliminated on the Consolidated Statement of Earnings. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. is a leading U.S. manufacturer of heavy construction products and light building materials. Eagle’s primary products, Portland Cement and Gypsum Wallboard, are essential for building, expanding and repairing roads, highways, and residential, commercial and industrial structures across America. Headquartered in Dallas, Texas, Eagle manufactures and sells its products through a network of more than 70 facilities spanning 21 states. Visit eaglematerials.com for more information.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) on Tuesday, May 20, 2025. The conference call will be webcast on the Eagle website, eaglematerials.com. A replay of the webcast and the presentation will be archived on the site for one year.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statements and generally arise when the Company is discussing its beliefs, estimates or expectations as to future events. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors, many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s businesses; fluctuations in public infrastructure expenditures; the effects of adverse weather conditions on infrastructure and other construction projects as well as our facilities and operations; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; the availability of and fluctuations in the cost of raw materials; changes in the costs of energy, including, without limitation, natural gas, coal and oil (including diesel), and the nature of our obligations to counterparties under energy supply contracts, such as those related to market conditions (for example, spot market prices), governmental orders and other matters; changes in the cost and availability of transportation; unexpected operational difficulties, including unexpected maintenance costs, equipment downtime and interruption of production; material nonpayment or non-performance by any of our key customers; consolidation of our customers; interruptions in our supply chain; inability to timely execute or realize capacity expansions or efficiency gains from capital improvement projects; difficulties and delays in the development of new business lines; governmental regulation and changes in governmental and public policy (including, without limitation, climate change and other environmental regulation); changes in trade policy, including tariffs and the effects of any increases in tariffs on our business, including increases in inputs used in our facility expansion and modernization projects; possible losses or other adverse outcomes from pending or future litigation or arbitration proceedings; changes in economic conditions or the nature or level of activity in any one or more of the markets or industries in which the Company or its customers are engaged; competition; cyber-attacks or data security breaches, together with the costs of protecting our systems against such incidents and the possible effects thereof on our operations; increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction or construction projects undertaken by state or local governments; the availability of acquisitions or other growth opportunities that meet our financial return standards and fit our strategic focus; risks related to pursuit of acquisitions, joint ventures and other transactions or the execution or implementation of such transactions, including the integration of operations acquired by the Company; general economic conditions, including inflation and recessionary conditions; and changes in interest rates and the resulting effects on the Company and demand for our products. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas, coal and oil) or the cost of our raw materials can be expected to adversely affect the revenue and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. Finally, any forward-looking statements made by the Company are subject to the risks and impacts associated with natural disasters, the outbreak, escalation or resurgence of health emergencies, pandemics or other unforeseen events, including, without limitation, the COVID-19 pandemic and responses thereto designed to contain its spread and mitigate its public health effects, as well as their impact on our operations and on economic conditions, capital and financial markets. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, and subsequent quarterly and annual reports upon filing. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214-432-2000.

Michael R. Haack

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Alex Haddock

Senior Vice President, Investor Relations, Strategy and Corporate Development

Attachment 1 Statement of Consolidated Earnings

Attachment 2 Revenue and Earnings by Business Segment

Attachment 3 Sales Volume, Average Net Sales Prices and Intersegment and Cement Revenue

Attachment 4 Consolidated Balance Sheets

Attachment 5 Depreciation, Depletion and Amortization by Business Segment

Attachment 6 Reconciliation of Non-GAAP Financial Measures

Attachment 1

Eagle Materials Inc.

Consolidated Statement of Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
Revenue	$470,175	$476,707	$2,260,508	$2,259,297
Cost of Goods Sold	365,563	357,027	1,587,371	1,573,976

Gross Profit	104,612	119,680	673,137	685,321
Equity in Earnings of Unconsolidated JV	4,417	8,791	26,396	31,581
Corporate General and Administrative Expenses	(19,596)	(17,339)	(73,942)	(59,795)
Other Non-Operating Income	1,632	250	6,420	3,087

Earnings Before Interest and Income Taxes	91,065	111,382	632,011	660,194
Interest Expense, net	(10,067)	(9,686)	(40,526)	(42,257)

Earnings Before Income Taxes	80,998	101,696	591,485	617,937
Income Tax Expense	14,518	24,597	128,069	140,298

Net Earnings	$66,480	$77,099	$463,416	$477,639

NET EARNINGS PER SHARE
Basic	$2.01	$2.26	$13.88	$13.72

Diluted	$2.00	$2.24	$13.77	$13.61

AVERAGE SHARES OUTSTANDING
Basic	33,025,648	34,066,929	33,378,050	34,811,560

Diluted	33,264,197	34,391,722	33,646,395	35,097,871

Attachment 2

Eagle Materials Inc.

Revenue and Earnings by Business Segment

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
Revenue*
Heavy Materials:
Cement (Wholly Owned)	$180,587	$189,386	$1,053,620	$1,077,918
Concrete and Aggregates	54,350	48,721	237,723	240,012

	234,937	238,107	1,291,343	1,317,930
Light Materials:
Gypsum Wallboard	204,205	210,231	846,499	839,530
Recycled Paperboard	31,033	28,369	122,666	101,837

	235,238	238,600	969,165	941,367

Total Revenue	$470,175	$476,707	$2,260,508	$2,259,297

Segment Operating Earnings
Heavy Materials:
Cement (Wholly Owned)	$23,218	$28,502	$293,060	$306,768
Cement (Joint Venture)	4,417	8,791	26,396	31,581
Concrete and Aggregates	(9,353)	(1,033)	(8,765)	12,401

	18,282	36,260	310,691	350,750
Light Materials:
Gypsum Wallboard	80,254	82,911	350,764	334,536
Recycled Paperboard	10,493	9,300	38,078	31,616

	90,747	92,211	388,842	366,152

Sub-total	109,029	128,471	699,533	716,902
Corporate General and Administrative Expense	(19,596)	(17,339)	(73,942)	(59,795)
Other Non-Operating Income	1,632	250	6,420	3,087

Earnings Before Interest and Income Taxes	$91,065	$111,382	$632,011	$660,194

*	Excluding Intersegment and Joint Venture Revenue listed on Attachment 3

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenue

(unaudited)

	Sales Volume
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2025	2024	Change	2025	2024	Change
Cement (M Tons):
Wholly Owned	1,081	1,140	-5%	6,237	6,610	-6%
Joint Venture	158	183	-14%	675	679	-1%

	1,239	1,323	-6%	6,912	7,289	-5%
Concrete (M Cubic Yards)	246	273	-10%	1,235	1,328	-7%
Aggregates (M Tons)	1,183	702	+69%	3,854	4,064	-5%
Gypsum Wallboard (MMSFs)	722	747	-3%	2,968	2,965	0%
Recycled Paperboard (M Tons):
Internal	31	35	-11%	142	145	-2%
External	53	51	+4%	208	188	+11%

	84	86	-2%	350	333	+5%

	Average Net Sales Price*
	Quarter Ended March 31,			Fiscal Year Ended March 31,
	2025	2024	Change	2025	2024	Change
Cement (Ton)	$157.62	$154.59	+2%	$156.67	$150.99	+4%
Concrete (Cubic Yard)	$148.56	$148.60	0%	$148.48	$145.98	+2%
Aggregates (Ton)	$13.83	$11.53	+20%	$13.09	$11.26	+16%
Gypsum Wallboard (MSF)	$231.54	$232.62	0%	$236.04	$232.75	+1%
Recycled Paperboard (Ton)	$595.69	$567.55	+5%	$604.02	$551.72	+9%

*	Net of freight and delivery costs billed to customers

	Intersegment and Cement Revenue (dollars in thousands)
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
Intersegment Revenue:
Cement	$7,051	$8,171	$36,799	$35,363
Concrete and Aggregates	1,775	2,705	13,913	12,940
Recycled Paperboard	19,516	20,422	89,058	82,351

	$28,342	$31,298	$139,770	$130,654

Cement Revenue:
Wholly Owned	$180,587	$189,386	$1,053,620	$1,077,918
Joint Venture	26,382	30,023	110,943	112,736

	$206,969	$219,409	$1,164,563	$1,190,654

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2025	2024
ASSETS
Current Assets –
Cash and Cash Equivalents	$20,401	$34,925
Accounts and Notes Receivable, net	212,332	202,985
Inventories	415,175	373,923
Federal Income Tax Receivable	10,020	9,910
Prepaid and Other Assets	10,729	5,950

Total Current Assets	668,657	627,693

Property, Plant and Equipment, net	1,792,982	1,676,217
Investments in Joint Venture	140,089	113,478
Operating Lease Right-of-Use Assets	29,313	19,373
Goodwill and Intangibles	595,752	486,117
Other Assets	37,795	24,141

	$3,264,588	$2,947,019

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$129,895	$127,183
Accrued Liabilities	96,077	94,327
Current Portion of Long-Term Debt	15,000	10,000
Operating Lease Liabilities	4,032	7,899

Total Current Liabilities	245,004	239,409

Long-Term Liabilities	99,626	70,979
Bank Credit Facility	200,000	170,000
Bank Term Loan	281,250	172,500
2.500% Senior Unsecured Notes due 2031	742,066	740,799
Deferred Income Taxes	239,942	244,797
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 32,973,121 and 34,143,945 Shares, respectively.	330	341
Capital in Excess of Par Value	—	—
Accumulated Other Comprehensive Losses	(3,125)	(3,373)
Retained Earnings	1,459,495	1,311,567

Total Stockholders’ Equity	1,456,700	1,308,535

	$3,264,588	$2,947,019

Attachment 5

Eagle Materials Inc.

Depreciation, Depletion and Amortization by Business Segment

(dollars in thousands)

(unaudited)

The following table presents depreciation, depletion and amortization by business segment for the quarters and fiscal years ended March 31, 2025 and 2024:

	Depreciation, Depletion and Amortization
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
Cement	$22,964	$22,758	$91,817	$89,138
Concrete and Aggregates	8,173	4,877	23,247	19,728
Gypsum Wallboard	6,469	6,418	25,807	23,038
Recycled Paperboard	3,700	3,690	14,782	14,811
Corporate and Other	935	742	3,249	3,117

	$42,241	$38,485	$158,902	$149,832

Attachment 6

Eagle Materials Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited)

(dollars in thousands)

Adjusted Earnings per Diluted Share (Adjusted EPS)

Adjusted EPS is a non-GAAP financial measure and represents net earnings per diluted share excluding the impacts from non-routine items, such as the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs and litigation losses (Non-routine Items). Management uses measures of earnings excluding the impact of Non-routine Items as a performance measure to compare operating results of the Company from period to period and for purposes of its budgeting and planning processes. Although management believes that Adjusted EPS is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation, or as a substitute for, earnings per diluted share and the related financial information prepared in accordance with GAAP. In addition, our presentation of Adjusted EPS may not be the same as similarly titled measures reported by other companies, limiting its usefulness as a comparative measure. The following shows the calculation of Adjusted EPS and reconciles Adjusted EPS to net earnings per diluted share in accordance with GAAP for the quarters and fiscal years ended March 31, 2025 and 2024:

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
Net Earnings, as reported	$66,480	$77,099	$463,416	$477,639
Non-routine Items:
Acquisition accounting and related expenses [1]	$3,359	$—	$6,318	$4,568
Litigation loss	—	—	700	—

Total Non-routine Items before Taxes	$3,359	$—	$7,018	$4,568
Tax Impact on Non-routine Items	(601)	—	(1,523)	(1,037)

After-tax Impact of Non-routine Items	$2,758	$—	$5,495	$3,531
Adjusted Net Earnings	$69,238	$77,099	$468,911	$481,170
Diluted Average Shares Outstanding	33,264	34,392	33,646	35,098
Net earnings per diluted share, as reported	$2.00	$2.24	$13.77	$13.61
Adjusted net earnings per diluted share (Adjusted EPS)	$2.08	$2.24	$13.94	$13.71

[1]	Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

EBITDA and Adjusted EBITDA

We present Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA to provide additional measures of operating performance and allow for more consistent comparison of operating performance from period to period. EBITDA is a non-GAAP financial measure that provides supplemental information regarding the operating performance of our business without regard to financing methods, capital structures or historical cost basis. Adjusted EBITDA is also a non-GAAP financial measure that further excludes the impact from Non-routine Items and stock-based compensation. Management uses EBITDA and Adjusted EBITDA as alternative bases for comparing the operating performance of Eagle from period to period and for purposes of its budgeting and planning processes. Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA in the same manner. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as an alternative to net income, cash flow from operations or any other measure of financial performance or liquidity in accordance with GAAP. The following shows the calculation of EBITDA and Adjusted EBITDA and reconciles them to net earnings in accordance with GAAP for the quarters and fiscal years ended March 31, 2025 and 2024:

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
Net Earnings, as reported	$66,480	$77,099	$463,416	$477,639
Income Tax Expense	14,518	24,597	128,069	140,298
Interest Expense	10,067	9,686	40,526	42,257
Depreciation, Depletion and Amortization	42,241	38,485	158,902	149,832

EBITDA	$133,306	$149,867	$790,913	$810,026
Acquisition accounting and related expenses [1]	3,359	—	6,318	4,568
Litigation Loss	—	—	700	—
Stock-based Compensation	4,522	4,544	18,743	19,900

Adjusted EBITDA	$141,187	$154,411	$816,674	$834,494

[1]	Represents the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and business development costs

Attachment 6, continued

Reconciliation of Net Debt to Adjusted EBITDA

GAAP does not define “Net Debt” and it should not be considered as an alternative to debt as defined by GAAP. We define Net Debt as total debt minus cash and cash equivalents to indicate the amount of total debt that would remain if the Company applied the cash and cash equivalents held by it to the payment of outstanding debt. The Company also uses “Net Debt to Adjusted EBITDA,” which it defines as Net Debt divided by Adjusted EBITDA for the trailing twelve months, as an alternative metric to assist it in understanding its leverage position. We present this metric for the convenience of the investment community and rating agencies who use such metrics in their analysis, and for investors who need to understand the metrics we use to assess performance and monitor our cash and liquidity positions.

	Fiscal Year Ended March 31,
	2025	2024
Total debt, excluding debt issuance costs	$1,246,250	$1,102,500
Cash and cash equivalents	20,401	34,925

Net Debt	$1,225,849	$1,067,575
Adjusted EBITDA	816,674	834,494

Net Debt to Adjusted EBITDA	1.5x	1.3x